Exhibit 99.1

PRESS RELEASE

Financial Contact:	Media Contact:
Robert Milligan	Kristen Armstrong
Chief Financial Officer	Executive Assistant to the CEO
Healthcare Trust of America, Inc.	Healthcare Trust of America, Inc.
480.998.3478	480.998.3478
RobertMilligan@htareit.com	KristenArmstrong@htareit.com

Healthcare Trust of America, Inc. Announces Second Quarter Investments in Boston, Charleston, Indianapolis, and Raleigh
SCOTTSDALE, Arizona (July 6, 2015) – Healthcare Trust of America, Inc. (NYSE: HTA) announced today that it had closed on approximately $190 million of acquisitions in the second quarter of 2015, bringing the full year acquisition total to $226 million. HTA’s second quarter investments are all located in existing key markets of Boston, Charleston, Indianapolis and Raleigh. All acquisitions were on hospital or university campuses or aligned with a market leading healthcare system.
“Our acquisitions over the last several quarters underline our business strategy to focus on accumulating critical mass in key markets,” said Chairman and CEO Scott D. Peters. “Establishing scale in these markets allows our in-house asset management and leasing platform to drive earnings growth, maximize expense efficiencies, and create long-term value for shareholders.”
In Boston, HTA increased its scale and presence in its largest market with the acquisition of the 670 Albany building, a 161,000 square foot state-of-the-art biomedical research facility located on the joint campus of Boston Medical Center (BMC) and Boston University (BU) Medical Center for $101.5 million. HTA’s Boston portfolio now totals $364 million invested and 844,000 square feet. 670 Albany is 100% leased to BU and BMC, two of the leading academic medical centers in the Northeast. HTA’s entire Boston real estate portfolio is on-campus or affiliated with leading healthcare systems in the area including BMC, Steward Healthcare, and Tufts Medical Center.
The remaining second quarter acquisitions were purchased in existing markets of Charleston, Indianapolis, and Raleigh. Each acquisition also extended relationships with current tenants in the market, including: MUSC in Charleston, Community Health in Indianapolis, and Rex Hospital in Raleigh.
In Charleston, HTA purchased a 40,000 square foot MOB leased to the Medical University of South Carolina (MUSC), expanding HTA’s Charleston portfolio to 253,000 square feet and $65 million invested. In Indianapolis, HTA purchased a 126,000 square foot MOB leased to Community Health, expanding HTA’s Indianapolis portfolio to 976,000 square feet and $156 million invested. In Raleigh, HTA purchased 3 MOBs with a total of 130,000 square feet, expanding HTA’s Raleigh portfolio to 414,000 square feet and $96 million invested.
Additional details for these acquisitions can be found in HTA’s portfolio overview found on its website (www.htareit.com).

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is a publicly-traded real estate investment trust that acquires, owns and operates medical office buildings located primarily on-campus or affiliated with the nation’s leading healthcare systems. HTA is known for its exclusive dedication to the medical office sector and believes that this focus will be advantageous to the extent the healthcare sector continues to benefit from major macroeconomic tailwinds.
Since its formation in 2006, HTA has invested approximately $3.6 billion in medical office buildings comprising 15.4 million square feet in 28 states. A disciplined and targeted acquisition approach has positioned HTA’s real estate portfolio in certain key markets (among others) with growing and healthy economics, including: Albany, Atlanta, Boston, Charleston, Dallas, Denver, Greenville, Honolulu, Houston, Indianapolis, Miami, Orlando, Phoenix, Pittsburgh, Raleigh, Tampa, and White Plains. The portfolio is operated by an in-house national asset management and leasing platform which is directed from over 10 full-service regional offices across the U.S. HTA has a consistent track record since listing on the New York Stock Exchange in 2012 and believes that a commitment to long-term real estate principles will assist in its goal to generate shareholder value.
More information about HTA can be found on the company’s website at www.htareit.com
FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about HTA, stockholder value and earnings growth.
The forward-looking statements included in this press release are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond HTA’s control. Although HTA believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, HTA’s actual results and performance could differ materially and in adverse ways from those set forth in the forward-looking statements. Factors which could have a material adverse effect on HTA’s operations and future prospects include, but are not limited to:
•  changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;
•  competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;
•  economic fluctuations in certain states in which HTA’s property investments are geographically concentrated;
•  retention of HTA’s senior management team;
•  financial stability and solvency of HTA’s tenants;
•  supply and demand for operating properties in the market areas in which HTA operates;
•  HTA’s ability to acquire real properties, and to successfully operate those properties once acquired;
•  changes in property taxes;
•  legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;
•  fluctuations in reimbursements from third party payors such as Medicare and Medicaid;
•  changes in interest rates;
•  the availability of capital and financing;
•  restrictive covenants in HTA’s credit facilities;
•  changes in HTA’s credit ratings;
•  HTA’s ability to remain qualified as a REIT;

•  changes in accounting principles generally accepted in the United States of America, policies and guidelines applicable to REITs;
•  delays in liquidating defaulted mortgage loan investors; and
•  the risk factors set forth in HTA’s 2014 Annual Report on Form 10-K for the year ended December 31, 2014 and in HTA’s Quarterly Reports on Form 10-Q.
Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, HTA undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, HTA.